                                 SUPPLEMENT TO
                           OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK,
         TOGETHER WITH THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS,
                                       OF
                              GLEASON CORPORATION
                                       AT
                              $23.00 NET PER SHARE
                                       BY
                        TORQUE ACQUISITION CO., L.L.C.,
                          A WHOLLY OWNED SUBSIDIARY OF
                       VESTAR CAPITAL PARTNERS IV, L.P.,
                                     AND BY
                              GLEASON CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
  TIME, ON THURSDAY, FEBRUARY 17, 2000, UNLESS THE OFFER IS FURTHER EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MINIMUM OF 4,862,749 SHARES (AS DEFINED HEREIN), AND (II) THE COMPANY AND, IF NECESSARY, TORQUE MERGER SUB, INC. ("MERGER SUBSIDIARY") RECEIVING THE FINANCING FOR THE OFFER AS CONTEMPLATED BY A REVISED BANK COMMITMENT LETTER ENTERED INTO BY TORQUE ACQUISITION CO., L.L.C. ("ACQUISITION COMPANY"), THE COMPANY AND CERTAIN SUBSIDIARIES OF THE COMPANY WHICH, TOGETHER WITH AN EQUITY CONTRIBUTION TO BE RECEIVED BY ACQUISITION COMPANY, IS SUFFICIENT TO PURCHASE THE SHARES PURSUANT TO THE OFFER, TO PAY FOR THE MERGER CONSIDERATION (AS DEFINED HEREIN) AND TO PAY ALL RELATED FEES AND EXPENSES REQUIRED TO BE PAID BY THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

    THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN), AMENDMENT NO. 1 TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS AMENDED) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (OTHER THAN ACQUISITION COMPANY AND MERGER SUBSIDIARY AND THEIR AFFILIATES, THE GLEASON FOUNDATION AND THE OTHER STOCKHOLDERS OF THE COMPANY WHO WILL BE RETAINING SHARES FOLLOWING THE MERGER); AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                         ------------------------------

                                   IMPORTANT

    STOCKHOLDERS WHO HAVE PREVIOUSLY TENDERED SHARES PURSUANT TO THE OFFER TO PURCHASE AND NOT VALIDLY WITHDRAWN THE TENDERED SHARES AND WHO WISH TO HAVE THOSE SHARES PURCHASED PURSUANT TO THE OFFER NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO ACCEPT THE OFFER.

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $1.00 per share, of the Company (the "Shares" or the "Common Stock") should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in "THE OFFER--Procedures for Tendering Shares" of this Supplement or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders also may continue to use the Letter of Transmittal included with the Offer to Purchase, dated December 15, 1999. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS SUPPLEMENT ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE OFFER--PROCEDURES FOR TENDERING SHARES" OF THIS SUPPLEMENT.

    Questions and requests for assistance or for additional copies of this Supplement, the Offer to Purchase and the related Letter of Transmittal, or other tender offer materials, may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Supplement. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                                     [LOGO]

February 4, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................      3
SPECIAL FACTORS.............................................      6
    Background of the Transactions..........................      6
    Reasons for the Special Committee Approving Amendment
     No. 1..................................................      7
    Amendment No. 1 to the Merger Agreement.................      8
    Financing of the Transactions...........................      9
THE OFFER...................................................     12
    Acceptance for Payment and Payment for Shares...........     12
    Procedures for Tendering Shares.........................     13
    Withdrawal Rights.......................................     15
    Conditions to the Offer.................................     16
    Certain Legal Matters...................................     16
    Recapitalization Accounting.............................     16

Exhibit I  Amendment No. 1, dated as of February 3, 2000, to Agreement and Plan of Merger, dated as of December 8, 1999, by and
           among the Company, Acquisition Company and Merger
           Subsidiary..................................................    I-1

To the Holders of Common Stock of
GLEASON CORPORATION:

                                  INTRODUCTION

    The following information amends and supplements the Offer to Purchase, dated December 15, 1999 (the "Offer to Purchase"), of Torque Acquisition Co., L.L.C. ("Acquisition Company"), a newly formed Delaware limited liability company and a wholly owned subsidiary of Vestar Capital Partners IV, L.P. ("Vestar"), and Gleason Corporation, a Delaware corporation (the "Company" and together with Acquisition Company, the "Purchasers"), pursuant to which the Purchasers are offering to purchase all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), together with the associated preferred share purchase rights issued pursuant to a Rights Agreement, dated as of May 4, 1999, as amended (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $23.00 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Offer Price"), without interest thereon.

    Pursuant to Amendment No. 1 to the Merger Agreement (as defined herein) entered into on February 3, 2000 ("Amendment No. 1"), the Minimum Condition has been reduced and the Offer is now conditioned upon, among other things, a minimum of 4,862,749 Shares being validly tendered and not withdrawn prior to the expiration of the Offer. Amendment No. 1 also provides that Acquisition Company will pay for and purchase (i) if more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, the first 4,862,749 Shares tendered pursuant to the Offer and the Company will pay for and purchase all Shares tendered in excess of the 4,862,749 Shares paid for and purchased by Acquisition Company, or (ii) if 6,135,061 or more Shares are validly tendered and not withdrawn pursuant to the Offer, the first 2,318,126 Shares tendered pursuant to the Offer and the Company will pay for and purchase all Shares tendered in excess of the 2,318,126 Shares paid for and purchased by Acquisition Company, in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase, in this Supplement and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    According to ChaseMellon Shareholder Services, L.L.C., the Depositary for the Offer, as of midnight on January 27, 2000, the original expiration date of the Offer, 5,186,109 Shares (including 160,620 Shares tendered pursuant to notices of guaranteed delivery), or approximately 64.4% of the public Shares available to be tendered, had been validly tendered and not withdrawn pursuant to the Offer. According to the Depositary, as of midnight on February 3, 2000, 4,897,987 Shares had been validly tendered and not withdrawn pursuant to the Offer.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Company will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE OFFER--Fees and Expenses" of the Offer to Purchase.

    This Supplement should be read in conjunction with the Offer to Purchase. This Supplement, among other things, sets forth certain additional information and amends and supplements the following sections of the Offer to Purchase:
"INTRODUCTION," "SPECIAL FACTORS--Background of the Transactions," "SPECIAL FACTORS--The Merger Agreement," "SPECIAL FACTORS--Financing of the Transactions," "THE OFFER--Acceptance for Payment and Payment for Shares," "THE OFFER--Procedures for Tendering Shares," "THE OFFER--Withdrawal Rights," "THE
OFFER--Conditions to the Offer," "THE OFFER--Certain Legal Matters" and "THE
OFFER--Recapitalization Accounting."

Except as set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase and the Letter of Transmittal remain applicable to the Offer in all respects. Capitalized terms used but not defined in this Supplement have the meanings assigned to them in the Offer to Purchase.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 8, 1999 (the "Merger Agreement"), by and among the Company, Acquisition Company and Torque Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquisition Company ("Merger Subsidiary"), as amended by Amendment No. 1 thereto. Pursuant to the Merger Agreement, following the completion of the Offer and the satisfaction or waiver of certain other conditions, Merger Subsidiary will be merged with and into the Company (the "Merger") with the Company being the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than (i) Shares held by the Company or its subsidiaries, (ii) Shares held by Acquisition Company or Merger Subsidiary or their affiliates, (iii) certain Shares held by the Gleason Foundation (the "Foundation"), (iv) certain Shares held by James S. Gleason, Chairman and Chief Executive Officer of the Company, (v) Shares held by the other Continuing Stockholders and (vi) Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration").

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement and the Merger by the requisite vote of stockholders of the Company. See "SPECIAL FACTORS--The Merger Agreement" of the Offer to Purchase. Under the Company's certificate of incorporation, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Pursuant to the Merger Agreement, Acquisition Company has agreed to vote, or cause to be voted, all Shares owned by it, Merger Subsidiary or any of its other subsidiaries or affiliates in favor of the adoption of the Merger Agreement and approval of the Merger. In addition, the Foundation has agreed to vote, and the Continuing Stockholders have agreed to vote or to cause to be voted, all Shares owned by them in favor of the adoption of the Merger Agreement and approval of the Merger. ACCORDINGLY, IF THE MINIMUM CONDITION (AS DEFINED HEREIN) IS SATISFIED AND SHARES ARE PURCHASED PURSUANT TO THE OFFER, THE FAVORABLE VOTE TO APPROVE THE MERGER WILL BE ASSURED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MINIMUM OF 4,862,749 SHARES (THE "MINIMUM CONDITION"), AND (2) THE COMPANY AND, IF NECESSARY, MERGER SUBSIDIARY RECEIVING THE FINANCING (THE "FINANCING") FOR THE OFFER CONTEMPLATED BY A REVISED BANK COMMITMENT LETTER (THE "REVISED COMMITMENT LETTER") ENTERED INTO BY ACQUISITION COMPANY, THE COMPANY AND CERTAIN SUBSIDIARIES OF THE COMPANY, WHICH, TOGETHER WITH AN EQUITY CONTRIBUTION TO BE RECEIVED BY ACQUISITION COMPANY, IS SUFFICIENT TO PURCHASE THE SHARES PURSUANT TO THE OFFER, TO PAY FOR THE MERGER CONSIDERATION AND TO PAY ALL RELATED FEES AND EXPENSES REQUIRED TO BE PAID BY THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER (THE "FINANCING CONDITION"). The Offer is also subject to the other terms and conditions set forth in the Offer to Purchase and this Supplement. See "SPECIAL FACTORS--Financing of the Transactions" of the Offer to Purchase and this Supplement for a discussion of the Financing and "THE OFFER--Conditions to the Offer" of the Offer to Purchase and this Supplement which sets forth in full the conditions of the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), (1) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND AMENDMENT NO. 1 THERETO AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (2) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS AMENDED) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE

BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN THE ACQUISITION PARTIES, THEIR AFFILIATES AND THE FOUNDATION), AND (3) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Acquisition Company, the Company and certain subsidiaries of the Company have entered into the Revised Commitment Letter with Bankers Trust Company ("BTCo"), pursuant to which BTCo has committed, subject to certain conditions, to provide to the Company and, if necessary, Merger Subsidiary, the debt financing needed to consummate the Offer and the Merger. In accordance with the Revised Commitment Letter and Amendment No. 1, in the event that more than 4,862,749 Shares but less than 6,135,061 Shares are tendered, Acquisition Company will assign its right to purchase Shares to Merger Subsidiary and Merger Subsidiary will purchase 2,318,126 Shares with the proceeds of the Unit Purchase Agreement (which proceeds will be contributed to Merger Subsidiary by Acquisition Company), and will purchase the additional Shares with the proceeds of a term loan facility of up to $61.5 million to be arranged by BTCo. In the event that more than 6,135,061 Shares are tendered, Merger Subsidiary will not borrow any amount from BTCo and the other lenders (the "Banks"), and Acquisition Company will purchase the first 2,318,126 Shares tendered in the Offer with the proceeds of the Unit Purchase Agreement. In each case, the Company will purchase Shares with funds obtained from available cash on hand and proceeds of borrowings from the Banks. See "SPECIAL FACTORS--Financing of the Transactions" of this Supplement and "THE OFFER--Conditions to the Offer" of this Supplement.

    As of February 3, 2000, there were 9,593,595 shares of Common Stock issued and outstanding, 2,000,545 shares of Common Stock held in the treasury of the Company and 875,152 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans, of which 723,182 of such shares are subject to currently outstanding options. Based on the agreements of the Continuing Stockholders and the Foundation not to tender their Shares and to vote their Shares in favor of the Merger and the agreements of holders of an aggregate of 212,100 options to acquire Shares not to exercise such options generally for so long as the Merger Agreement is in effect, 4,862,749 Shares are required to be tendered to assure that Acquisition Company, the Foundation and the Continuing Stockholders own at least two-thirds of the outstanding Shares following consummation of the Offer.

    This Supplement, the Offer to Purchase and the accompanying documents contain information required to be disclosed by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including financial information regarding the Company, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares.

    STOCKHOLDERS ARE URGED TO READ THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTIONS

CERTAIN DEVELOPMENTS SINCE THE DECEMBER 15, 1999 OFFER TO PURCHASE

    On December 23, 1999, Artisan Partners Limited Partnership ("Artisan Partners"), Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler (collectively, the "Artisan Group") filed a Schedule 13D under the Exchange Act indicating that as of December 22, 1999, the Artisan Group beneficially owned 1,165,200 Shares, which represented 12.15% of the 9,589,195 Shares outstanding on November 30, 1999. The Artisan Group indicated that it was their intention not to tender their Shares pursuant to the Offer. On
January 24, 2000, the Artisan Group filed an amendment to their Schedule 13D stating that, in their opinion, the Offer Price is too low and that they would not tender any of their Shares in response to the Offer.

    On or prior to January 19, 2000, additional members of management of the Company (the "New Management Investors") entered into management subscription agreements (the "Management Subscription Agreements"), pursuant to which, among other things, they generally elected to retain their Shares and existing options to purchase Shares following the completion of the Merger. In electing to retain their Shares and existing options, the New Management Investors generally agreed, among other things, not to tender any Shares pursuant to the Offer, to vote all Shares held by them in favor of the Merger and the approval and adoption of the Merger Agreement, and not to sell or transfer any Shares or existing options. As a result of the decision by the New Management Investors not to tender their Shares and existing options in the Offer and to roll over such Shares and existing options in the Merger, the number of Shares required to be tendered to satisfy the then existing minimum condition was reduced to approximately 6,375,000 Shares.

    On January 26, 2000, the Board held a meeting to discuss, among other things, the status of the Offer and the position of the Artisan Group regarding the Offer. At such meeting, Murray, Devine & Co., Inc. ("Murray Devine"), valuation consultants, presented their valuation opinion to the Board to the effect that, before giving effect to the Offer and the Merger and the transactions contemplated thereby, the aggregate value of the Company's net assets, at fair value and present saleable value, would exceed (i) the Company's total liabilities (including contingent, subordinated, unmeasured and unliquidated liabilities) and (ii) the amount required to pay such liabilities as they become absolute and matured in the normal course of business, by an amount at least equal to the funds required to effect the Offer and the Merger and the transactions contemplated thereby, plus the par value of the stated capital of the Company. Based on such opinion, the Board determined to revalue the Company's net assets and surplus for purposes of Delaware law, thereby satisfying as of such date one of the conditions to the Offer.

    On January 28, 2000, the Purchasers issued a press release that they had extended the Offer until 12:00 midnight, New York City time, on Thursday, February 10, 2000. The Offer had originally been scheduled to expire at 12:00 midnight, New York City time, on January 27, 2000. As of the original expiration date, 5,186,109 Shares had been tendered (including 160,620 Shares tendered pursuant to notices of guaranteed delivery). The press release stated that the Offer was being extended in order to provide stockholders additional time to tender Shares so that the minimum condition may be satisfied. Acquisition Company also stated that it was actively reviewing all its alternatives, including ways to reduce the minimum condition.

    During the week of January 31, 2000, the Company entered into letter agreements with certain holders of an aggregate of 212,100 options to acquire Shares pursuant to which such holders have generally agreed not to exercise any of their options previously granted to them so long as the Merger Agreement remains in effect.

    On February 1, 2000, Artisan Partners sent letters to the Company's directors urging the Board to conduct an open auction of the Company if the Board believes that the Company should be sold.

    In the evening of February 1, 2000, counsel for Acquisition Company provided the Special Committee and its legal and financial advisors with a draft of Amendment No. 1.

    In the afternoon of February 2, 2000, the Special Committee met telephonically with its legal and financial advisors to discuss the terms of Amendment No. 1. Specifically, the Special Committee raised concerns about provisions in the draft of Amendment No. 1 relating to an increase from $2.5 million to $5.5 million in the maximum amount that would be required to be paid by the Company for reimbursement of Expenses and certain other fees if the Merger Agreement is terminated for any reason, including the failure to satisfy the Minimum Condition (subject to certain exceptions). The Special Committee authorized its legal counsel to inquire as to the basis for the request for such increase, as well as to negotiate with counsel for Acquisition Company to resolve the Special Committee's concerns relating to the draft of Amendment
No. 1.

    In the evening of February 2, 2000, the Special Committee had further discussions with its legal and financial advisors and unanimously resolved to recommend to the Board that it approve Amendment No. 1 provided that the amount requested to be paid by the Company for reimbursement of Expenses if the Merger Agreement is terminated for any reason, including the failure to satisfy the Minimum Condition (subject to certain exceptions), is increased to not more than $4.0 million.

    Thereafter, on February 2, 2000, the Special Committee's legal advisors negotiated the terms of Amendment No. 1 with counsel for Acquisition Company. Acquisition Company agreed to reduce the amount to be paid by the Company for reimbursement of Expenses if the Merger Agreement is terminated for any reason, including the failure to satisfy the Minimum Condition (subject to certain exceptions), to $4.0 million.

    At a meeting of the full Board held on February 3, 2000, the Board received the recommendation of the Special Committee and reviewed the revised terms of the Offer and the Merger and the reasons for the Special Committee's recommendation. At such meeting, the Board unanimously approved Amendment No. 1 and the transactions contemplated thereby, unanimously determined that the Merger Agreement (as amended) and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's stockholders (other than the Acquisition Parties, their affiliates and the Foundation), and unanimously recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    On February 3, 2000, Acquisition Company, the Company and certain subsidiaries of the Company entered into the Revised Commitment Letter with BTCo pursuant to which BTCo has committed, subject to certain conditions, to provide the debt financing for the Offer and the Merger.

    On February 3, 2000, the Company, Acquisition Company and Merger Subsidiary entered into Amendment No. 1. On February 4, 2000, the Purchasers issued a joint press release announcing that they had decreased the Minimum Condition to 4,862,749 Shares and extended the expiration date of the Offer to 12:00 midnight, New York City time, on February 17, 2000 (the "Expiration Date"). In the press release, Acquisition Company stated that it did not intend to further extend the Offer if the reduced Minimum Condition was not satisfied.

REASONS FOR THE SPECIAL COMMITTEE APPROVING AMENDMENT NO. 1

    In addition to the factors set forth under "SPECIAL FACTORS--Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions" of the Offer to Purchase, in determining that the Special Committee would approve and recommend Amendment No. 1 to the full Board, the

Special Committee considered the following factors, each of which, in the view of the Special Committee, supported such determination:

    (1) The Special Committee considered the fact that as of the initial expiration date of the Offer, approximately 64.4% of the Shares available to be tendered had been validly tendered (approximately 75.3% excluding the Shares held by Artisan Partners) and not withdrawn pursuant to the Offer.

    (2) The Special Committee also considered the fact that although the Minimum Condition had been reduced to 4,862,749 Shares, such amount represented approximately 60.4% of the Shares held by the stockholders of the Company other than the Foundation and the Continuing Stockholders.

    (3) The Special Committee also considered the fact that, since the initial expiration date of the Offer, Vestar informed Bear Stearns on more than one occasion that Vestar was unwilling to consider an increase in the Offer Price.

    (4) The Special Committee also considered the fact that no third party had contacted the Special Committee or Bear Stearns regarding an acquisition of the Company since the public announcement of the transaction, a time period of over 55 days, which the Special Committee considered sufficient for any interested third party to have prepared and presented an acquisition proposal.

    (5) The Special Committee also considered the updated financial information of the Company relating to the results for the fourth quarter of 1999 and the outlook for the first quarter of 2000 and full year 2000, as well as general economic and market conditions.

    (6) The Special Committee also recognized that if Merger Subsidiary purchases Shares pursuant to the Offer, the Merger will fail to qualify for recapitalization accounting treatment and will instead be accounted for under the purchase accounting method. See "THE
       OFFER--Recapitalization Accounting" of this Supplement.

    (7) The Special Committee recognized that Acquisition Company had incurred and will continue to incur costs and expenses aggregating in excess of $2.5 million in connection with the transactions contemplated by the Merger Agreement.

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

    Amendment No. 1 amends the Merger Agreement, dated as of December 8, 1999 (the "Merger Agreement"), by and among the Company, Acquisition Company and Merger Subsidiary. Amendment No. 1 is attached hereto as Exhibit I. Stockholders are urged to, and should, read Amendment No. 1 carefully and in its entirety and in connection with the Merger Agreement, a copy of which was included as
Exhibit III to the Offer to Purchase.

    Amendment No. 1 provides that a minimum of 4,862,749 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer, which the parties agreed to extend to 12:00 midnight, New York City time, on Thursday, February 17, 2000.

    Pursuant to Amendment No. 1, Acquisition Company has agreed to pay for and purchase the first 4,862,749 Shares tendered pursuant to the Offer and the Company has agreed to pay for and purchase all Shares tendered in excess of the 4,862,749 Shares paid for and purchased by Acquisition Company in the event that more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, and Acquisition Company has agreed to pay for and purchase the first 2,318,126 Shares tendered pursuant to the Offer and the Company has agreed to pay for and purchase all Shares tendered in excess of the 2,318,126 Shares paid for and purchased by Acquisition Company in the event that 6,135,061 or more Shares are validly tendered and not withdrawn pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Offer to Purchase, in this Supplement and in the related Letter of Transmittal.

    Amendment No. 1 also provides that if more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, Acquisition Company will assign to Merger Subsidiary its right to purchase all Shares it is obligated to purchase, and Merger Subsidiary will purchase such Shares. Such assignment will not relieve Acquisition Company or Merger Subsidiary of any obligations under the Merger Agreement. Pursuant to Amendment No. 1, if Acquisition Company assigns its right to purchase Shares in the Offer to Merger Subsidiary, (i) the capital stock of Merger Subsidiary owned by Acquisition Company will be converted in the Merger into (A) 484,334 shares of Common Stock of the Surviving Corporation, (B) subject to Section 6.11 of the Merger Agreement, 1,833,792 shares of Series A Preferred, and (C) Warrants to acquire 1,833,792 shares of Surviving Corporation Common Stock, and (ii) all shares of Common Stock purchased by Merger Subsidiary in the Offer will automatically be cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

    Pursuant to Amendment No. 1, if the Merger Agreement is terminated under circumstances which entitle Acquisition Company to be reimbursed for its Expenses, the aggregate amount that the Company will be required to pay in respect of such Expenses has been increased from $2.5 million to $4.0 million (or $2.0 million (increased from $1.25 million) if the Merger Agreement is terminated by reason of the termination of the Offer as a result of the occurrence of any of the events set forth in clause (g) of Annex A to the Merger Agreement). Amendment No. 1 also clarified that the Company would be responsible for the fees and expenses of the Banks pursuant to the Revised Commitment Letter.

FINANCING OF THE TRANSACTIONS

    BANK FINANCING. Pursuant to the Revised Commitment Letter, BTCo has committed to provide (i) the Company and certain of its subsidiaries with the Senior Credit Facility in the amount of $250 million from a syndicate of banks and other lenders on, except as set forth below, generally the same terms and conditions as previously described in the Offer to Purchase and (ii) Merger Subsidiary with a senior secured credit facility (the "Merger Sub Credit Facility") in the amount of up to $61.5 million from a syndicate of banks and other lenders arranged and managed by BTCo, as administrative agent (the "Merger Sub Agent"), sole lead arranger and book manager. The Merger Sub Credit Facility will be comprised solely of term loans (the "Merger Sub Loans") and will only be utilized to the extent that fewer than 6,135,061 shares of Common Stock are tendered pursuant to the Offer.

    DESCRIPTION OF THE MERGER SUB CREDIT FACILITY

    AVAILABILITY AND USE OF PROCEEDS. The Merger Sub Loans may only be incurred on the Closing Date (as defined below) and on any date following the Closing Date on which interest in respect of the Merger Sub Loans is then due and payable, and may only be used to purchase shares of Common Stock tendered pursuant to the Offer and to finance the costs, fees and expenses associated therewith. The Merger Sub Loans will have a maturity date that is the earlier of
(i) the date of the consummation of the Merger and (ii) the 180(th)day following the date of the initial borrowing under the Merger Sub Credit Facility (the "Closing Date"). The proceeds of loans incurred after the Closing Date shall only be used to pay interest on previously outstanding Merger Sub Loans and commitment fees. To the extent repaid, the Merger Sub Loans may not be reborrowed.

    INTEREST RATES AND FEES. Merger Sub Loans will bear interest at a fluctuating rate PER ANNUM equal to the sum of (a) the applicable LIBOR rate or, at Merger Subsidiary's election, BTCo's base rate, plus (b) a margin of
(i) 3.00% in the case of LIBOR loans and (ii) 2.00% in the case of base rate loans.

    In addition, Merger Subsidiary has agreed to pay commitment fees that will accrue on the unutilized total commitments under the Merger Sub Credit Facility at a PER ANNUM rate of 0.50%.

    VOLUNTARY PREPAYMENTS. Voluntary prepayments may be made at any time, without premium or penalty, subject to requirements as to prior notice and minimum amounts and certain other conditions.

    CONDITIONS PRECEDENT TO CLOSING OF THE MERGER SUB CREDIT FACILITY. The availability of the Merger Sub Credit Facility will be subject to the satisfaction or waiver by the majority lenders of conditions precedent typical for this type of facility, including, without limitation, the following:
(i) all of the conditions precedent to the initial borrowings under the Senior Credit Facility shall have been satisfied, and not waived in any material respect except with the consent of the Merger Sub Agent, to the satisfaction of the Merger Sub Agent, and the initial borrowing thereunder shall have occurred;
(ii) the lenders shall have received customary legal opinions from counsel, and covering matters, reasonably acceptable to the Merger Sub Agent and the majority lenders; (iii) the corporate and capital structure (and all material agreements related thereto) of Acquisition Company and Merger Subsidiary, and all organizational documents of such entities shall be reasonably satisfactory to the Merger Sub Agent and the majority lenders; (iv) all Merger Sub Loans and other financings to Merger Subsidiary shall be in full compliance with all applicable requirements of the margin regulations; (v) all reasonable costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation payable to the lenders or the Merger Sub Agent shall have been paid to the extent due; (vi) the lenders shall have received an officer's certificate with respect to the solvency of Acquisition Company and Merger Subsidiary (on a consolidated basis) and Merger Subsidiary (on a stand-alone basis) reasonably acceptable to the Merger Sub Agent and the majority lenders; (vii) the Guaranty (as defined below) shall have been executed and delivered; (viii) the Lenders shall have a perfected first priority security interest in all of the capital stock of Merger Subsidiary; (ix) absence of material adverse change; and (x) absence of material litigation.

    GUARANTY. All obligations under the Merger Sub Credit Facility will be unconditionally guaranteed by Acquisition Company (the "Guaranty").

    SECURITY. The obligations of Acquisition Company shall be secured by a first priority perfected security interest in all of the capital stock of Merger Subsidiary.

    OTHER COVENANTS. The Merger Sub Credit Facility will contain covenants typical for such types of facilities, including, without limitation,
(i) prohibitions on other indebtedness, (ii) restrictions on mergers (other than the Merger), acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets (other than acquisitions of shares of the Common Stock tendered pursuant to the Offer and sales of shares of Common Stock at fair market value for cash), including sale-leaseback transactions,
(iii) prohibitions on dividends, stock repurchases and material amendments of organizational, corporate and other documents, (v) restrictions on transactions with affiliates (other than intercompany transactions) and prohibitions on the formation of subsidiaries, (vi) prohibitions on investments (other than investments in the shares of Common Stock tendered pursuant to the Offer),
(vii) maintenance of existence and properties, (viii) restrictions on liens and other encumbrances (other than liens relating to the Common Stock acquired pursuant to the Offer), (ix) prohibitions on capital expenditures,
(x) compliance with laws, and (xi) "special purpose corporation" type covenants.

    EVENTS OF DEFAULT. The Merger Sub Credit Facility will contain events of default typical for these types of facilities (subject in each case to mutually agreeable grace periods and materiality thresholds), including, without limitation, (i) non-payment of amounts under the Merger Sub Credit Facility,
(ii) material misrepresentations, (iii) covenant defaults, (iv) bankruptcy and
(vii) a change of control of Acquisition Company or Merger Subsidiary.

    MATERIAL CHANGES TO THE SENIOR CREDIT FACILITY

    Set forth below is a description of certain changes to the Senior Credit Facilities pursuant to the Revised Commitment Letter.

    Prior to the later of June 30, 2000 and the consummation of the Merger, loans outstanding under the Revolving Credit Facility shall be limited to $25,000,000 in the aggregate.

    An amount of the Term Loans to be incurred under the Senior Credit Facility equal to the aggregate amount of the Merger Sub Credit Facility shall be required to be undrawn on the Closing Date and shall thereafter only be available to refinance indebtedness under the Merger Sub Credit Facility at the time of the Merger. In addition, the Borrowers will have the right to defer a draw on the portion of the Term Loans to be used to finance the Merger until such time as the Merger occurs.

    The Tranche B Term Loans will be divided into three, instead of two, subtranches. Subject to the occurrence of certain events, the third subtranche may be converted into a fixed rate Term Loan at a rate to be determined, and if so converted, may be exempt from scheduled amortization and certain of the mandatory prepayment provisions and may have a prepayment penalty with respect to any prepayments.

    Annual excess cash flow sweep will be increased to 75% of excess cash flow if the Leverage Ratio is greater than or equal to 3.25x1.00 (instead of 3.75x1.00).

                                   THE OFFER

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, the terms and conditions of any such extension or amendment to the Offer), the Purchasers will purchase, by accepting for payment, and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "--Withdrawal Rights" of this Supplement, with Acquisition Company agreeing to pay for and purchase (i) if more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, the first 4,862,749 Shares tendered pursuant to the Offer and the Company agreeing to pay for and purchase all Shares tendered in excess of the 4,862,749 Shares paid for and purchased by Acquisition Company, or (ii) if 6,135,061 or more Shares are validly tendered and not withdrawn pursuant to the Offer, the first 2,318,126 Shares tendered pursuant to the Offer and the Company agreeing to pay for and purchase all Shares tendered in excess of the 2,318,126 Shares paid for and purchased by Acquisition Company.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or a timely Book Entry Confirmation (as defined herein) with respect thereto, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined herein), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchasers will be deemed to have accepted for payment and thereby purchased Shares properly tendered to the Purchasers and not withdrawn, if, as and when the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchasers and transmitting payments to tendering stockholders.

    If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates submitted represent more Shares than are tendered, certificates for Shares not purchased or tendered will be returned to the tendering stockholder without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined herein) pursuant to the procedures set forth in "--Procedures for Tendering Shares" of this Supplement, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    If, prior to the Expiration Date, the Purchasers shall increase the consideration to be paid per Share pursuant to the Offer, the Purchasers shall pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Subject to the terms of the Merger Agreement, the Purchasers reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more affiliates of either of the Purchasers, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchasers of their obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Pursuant to Amendment No. 1, Acquisition Company will assign to Merger Subsidiary its right to purchase all Shares it is obligated to purchase if more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer.

PROCEDURES FOR TENDERING SHARES

    STOCKHOLDERS WHO HAVE PROPERLY TENDERED SHARES PURSUANT TO THE OFFER TO PURCHASE AND NOT VALIDLY WITHDRAWN THE TENDERED SHARES AND WHO WISH TO HAVE THOSE SHARES PURCHASED PURSUANT TO THE OFFER NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO ACCEPT THE OFFER.

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Supplement prior to the Expiration Date. In addition, either (i) the certificates evidencing tendered Shares along with the Letter of Transmittal must be received by the Depositary or Shares must be tendered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. Tendering stockholders may continue to use the Letter of Transmittal and Notice of Guaranteed Delivery delivered with the Offer to Purchase or may use the Letter of Transmittal and Notice of Guaranteed Delivery which are being provided with this Supplement.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary has established an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Supplement prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility (a "Book-Entry Confirmation"), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchasers may enforce such agreement against such participant.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless

(i) the Letters of Transmittal are signed by the registered holder(s) of Shares, which term, for the purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) tendered hereby and such holder(s) has (have) not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letters of Transmittal or
(ii) if such Shares are tendered for the account of an Eligible Institution.

    If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment or not tendered are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i) the tender is made by or through an Eligible Institution;

        (ii) prior to the Expiration Date, the Depositary receives a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchasers herewith; and

        (iii) in the case of a guarantee of Shares, the certificates for (or a Book-Entry Confirmation with respect to) such Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery. An "NYSE trading day" is any day on which the NYSE is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    BINDING AGREEMENT. The Purchasers' acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchasers upon the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Acquisition Company, in its sole discretion, which determination will be final and binding. Acquisition Company reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Acquisition Company's counsel, be unlawful. Acquisition Company also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement and Amendment No. 1 to waive any conditions of the Offer or any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.

    Subject to the terms of the Merger Agreement and Amendment No. 1, Acquisition Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of the Purchasers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder irrevocably appoints designees of Acquisition Company as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered thereby and accepted for payment by the Purchasers and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such purchased Shares (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, when, and only to the extent that the Purchasers accept such Shares for payment pursuant to the Offer. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by the Purchasers of Shares tendered in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchasers will thereby be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, and to otherwise act as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, all of the Shares (and any and all Distributions) tendered hereby and accepted for payment by the Purchasers by written consent or otherwise and the Purchasers reserve the right to require that, in order for Shares (or other Distributions) to be deemed validly tendered, immediately upon the Purchasers' acceptance for payment of such Shares, the Purchasers must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of the Company's stockholders, provided that such requirement shall not apply to Shares purchased by the Company with respect to any record date for the determination of stockholders entitled to vote which is set after the date of purchase of Shares by the Company.

    BACKUP WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, A TENDERING STOCKHOLDER, OR ITS ASSIGNEE (IN EITHER CASE, THE "PAYEE"), MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING AND SIGNING THE SUBSTITUTE
FORM W-9 PROVIDED IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD AND DEPOSIT WITH THE INTERNAL REVENUE SERVICE 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 TO THE LETTER OF TRANSMITTAL.

WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchasers pursuant to the Offer, may also be withdrawn at any time after March 3, 2000, or at such later time as may apply if the Offer is extended.

    If the Purchasers extend the Offer, are delayed in their acceptance for payment of, or payment for, Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described herein. Any such delay will be by an extension of the Offer to the extent required by law. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF SHARES BE PAID BY THE PURCHASERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Supplement. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "--Procedures for Tendering Shares" of this Supplement, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-entered by again following one of the procedures described in "--Procedures for Tendering Shares" of this Supplement at any time prior to the Expiration Date.

CONDITIONS TO THE OFFER

    The conditions to the Offer remain the same as set forth in the Offer to Purchase, except that a minimum of 4,862,749 Shares must be validly tendered and not withdrawn on or prior to the Expiration Date and the Company and, if necessary, Merger Subsidiary, shall have received the proceeds of the Financing contemplated by the Revised Commitment Letter or other financing which is on terms substantially similar to those set forth in the Revised Commitment Letter, which together with the proceeds of the Unit Purchase Agreement, is sufficient to finance (i) the purchase of the Shares pursuant to the Offer, (ii) the payment of the Merger Consideration pursuant to the Merger and (iii) the fees and expenses required to be paid by the Company in connection with the transactions contemplated by the Merger Agreement. See "--Financing of the Transactions" of this Supplement.

CERTAIN LEGAL MATTERS

    On December 16, 1999, Plaintiff Melissa Marotta served her complaint, MAROTTA V. NICHOLS, ET AL, C.A. No. 17643NC, upon the Company, Vestar Capital Partners and each of the Company's directors. Defendants were served plaintiff's first request for production of documents on December 29, 1999. On December 29, 1999, the Company, Vestar and the directors moved to dismiss this action for failure to state a claim upon which relief can be granted. Along with this motion, the Company, Vestar and the directors filed a motion to stay discovery. These motions are presently before the Court of Chancery of the State of Delaware, in and for New Castle County. The Court has not yet scheduled a hearing date for these motions or entered any orders related to the motions.

RECAPITALIZATION ACCOUNTING

    If 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, the Transactions should still qualify for recapitalization accounting treatment. However, if fewer than 6,135,061 shares are tendered and not withdrawn, the Transactions will be accounted for under the purchase method of accounting. Under purchase accounting principles, the Company will record an intangible asset equal to the excess, if any, of the purchase price paid by Acquisition Company in the Merger over the net fair market value allocated to the identifiable assets and liabilities of the Company. Such excess is referred to as goodwill. This will result in substantial amortization charges to the consolidated income of the Company over the useful lives of those assets.

                                          GLEASON CORPORATION
                                          TORQUE ACQUISITION CO., L.L.C.

February 4, 2000

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

BY MAIL:                    BY HAND:                   BY OVERNIGHT COURIER:
Reorganization Department   Reorganization Department  Reorganization Department
PO Box 3301                 120 Broadway               85 Challenger Rd.
South Hackensack, NJ 07606  13(th) Floor               Mail Stop--Reorg
                            New York, NY 10271         Ridgefield, NJ 07660

                           BY FACSIMILE TRANSMISSION:
                                 (201) 296-4293
                        (for eligible institutions only)

                   FOR CONFIRMATION TELEPHONE: (201) 296-4860

    Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                                     [LOGO]

                         17 State Street, 10(th) Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064

                                                                       EXHIBIT I

                                AMENDMENT NO. 1

                        TO AGREEMENT AND PLAN OF MERGER

    This AMENDMENT NO. 1, dated as of February 3, 2000 (the "Amendment"), amends the AGREEMENT AND PLAN OF MERGER, dated as of December 8, 1999 (the "Merger Agreement"), by and among Gleason Corporation, a Delaware corporation (the "Company"), Torque Acquisition Co., L.L.C. ("Acquisition Company"), a Delaware limited liability company and a wholly owned subsidiary of Vestar Capital Partners IV, L.P. ("Vestar"), and Torque Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquisition Company ("Merger Subsidiary"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

    WHEREAS, the Company, Acquisition Company and Merger Subsidiary have entered into the Merger Agreement and mutually desire to amend the Merger Agreement in accordance with Section 9.1 thereof;

    WHEREAS, the Special Committee, based on, among other things, the fact that approximately 64.4% of the Shares available to be tendered were tendered in the Offer, has unanimously recommended to the Board of Directors that the Company enter into this Amendment; and

    WHEREAS, Acquisition Company, Merger Subsidiary and certain subsidiaries of the Company have entered into a revised commitment letter (the "Revised Bank Commitment Letter") with Bankers Trust Company (the "Bank") pursuant to which the Bank has committed, subject to certain conditions, to provide the debt financing for the Offer and the Merger;

    NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

    1. The fifth "WHEREAS" clause of the Merger Agreement is hereby amended to read in its entirety as follows:

        "WHEREAS, the Offer shall be a joint third party tender offer by Acquisition Company and a self-tender offer by the Company to purchase at the Offer Price all Shares tendered pursuant to the Offer, with Acquisition Company agreeing to pay for and purchase (A) if more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, the first 4,862,749 Shares tendered pursuant to the Offer and the Company agreeing to pay for and purchase all Shares tendered in excess of the 4,862,749 Shares paid for and purchased by Acquisition Company or (B) if 6,135,061 or more Shares are validly tendered and not withdrawn pursuant to the Offer, the first 2,318,126 Shares tendered pursuant to the Offer and the Company agreeing to pay for and purchase all Shares tendered in excess of the 2,318,126 Shares paid for and purchased by Acquisition Company;"

    2.  A new Section 1.1(c) shall be added to the Merger Agreement as follows:

        "Notwithstanding any provision to the contrary contained in Section 1.1 of the Merger Agreement, the Company and Acquisition Company agree to amend the Offer to Purchase to (i) extend the expiration date of the Offer to midnight, New York City time, on February 17, 2000; (ii) provide that the obligations of the Company and Acquisition Company to accept for payment and to pay for Shares validly tendered and not withdrawn on or prior to the expiration of the Offer shall be subject only to (A) a minimum of 4,862,749 Shares being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and (B) the other conditions set forth in

    Annex A to the Merger Agreement, as such Annex A is modified by the Amendment; (iii) provide that if more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, Acquisition Company will agree to pay for and purchase the first 4,862,749 Shares tendered pursuant to the Offer and the Company will agree to pay for and purchase all Shares tendered in excess of the 4,862,749 Shares paid for and purchased by Acquisition Company; and (iv) provide that if 6,135,061 or more Shares are validly tendered and not withdrawn pursuant to the Offer, Acquisition Company will agree to pay for and purchase the first 2,318,126 Shares tendered pursuant to the Offer and the Company will agree to pay for and purchase all Shares tendered in excess of the 2,318,126 Shares paid for and purchased by Acquisition Company. Not later than February 4, 2000, the Company and Acquisition Company will file an amendment with the SEC with respect to the Offer Documents (and the Company will file an amendment to the Schedule 14D-9) which shall contain (including as an exhibit), or incorporate by reference, a supplement to the Offer to Purchase (such supplement together with the related Letter of Transmittal is referred to collectively as the "Supplement"). The Company shall take all steps necessary to cause the Supplement to be disseminated to the stockholders of the Company as and to the extent required by applicable federal securities laws. In connection with the Supplement, if requested by Acquisition Company, the Company shall promptly furnish or cause to be furnished to Acquisition Company mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Acquisition Company with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Acquisition Company or its agents may reasonably request for the purpose of communicating the Supplement to the record and beneficial stockholders of the Company. Except for such steps as are necessary to disseminate the Supplement, Acquisition Company agrees that the information contained in any of such labels and lists and the additional information referred to in the preceding sentence shall be subject to the terms of the Confidentiality Agreement, shall use such information only in connection with the Offer and, if this Agreement is terminated, shall deliver or cause to be delivered to the Company all copies or extracts of such information then in its possession or control and shall use its best efforts to cause its affiliates, agents or representatives to so deliver such information in their possession or control. If more than 4,862,749 Shares but less than 6,135,061 Shares are validly tendered and not withdrawn pursuant to the Offer, Acquisition Company will assign to Merger Subsidiary its right to purchase all Shares it is obligated to purchase, as permitted under the Offer Documents, and Merger Subsidiary will purchase such Shares. Such assignment will not relieve Acquisition Company or Merger Subsidiary of any obligations under this Agreement, and the Company hereby consents to such assignment notwithstanding any other provision of this Agreement."

        All references to "Minimum Condition" in the Merger Agreement, Annex A thereto and this Amendment shall be deemed to be references to the "Minimum Condition" as defined in this Amendment.

    3. Section 3.1 (a) of the Merger Agreement is hereby amended to read in its entirety as follows:

       "(a) CANCELLATION OF COMMON STOCK OF MERGER SUBSIDIARY. Except as otherwise provided in Section 3.1(c) (iii) (II) hereof, each issued and outstanding share of common stock, par value $.01 per share, of Merger Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor".

    4. Section 3.1(c)(iii) of the Merger Agreement is hereby amended to read in its entirety as follows:

        "(iii) (I) If Acquisition Company purchases Shares pursuant to the Offer, the shares of Company Common Stock purchased in the Offer and held by Acquisition Company shall be treated as follows:

           (A) 484,334 shares each shall be converted into the right to receive one Retained Share;

           (B) subject to Section 6.11 hereof, 1,833,792 shares each shall be converted into the right to receive the following consideration (collectively, the "Series A Preferred/Warrant Consideration"):

               (x) one share of the Surviving Corporation's 13.17% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred"), such Series A Preferred having the terms set forth in the Amended Charter, and

               (y) one warrant to acquire shares of Surviving Corporation Common Stock (collectively the "Warrants"), such Warrants having the terms set forth in a warrant agreement (the "Warrant Agreement") term sheet attached hereto as Annex D, which Warrant Agreement shall be executed by the Company as of the Effective Time; and

    (II) If Acquisition Company assigns its right to purchase Shares in the Offer to Merger Subsidiary then:

        (A) notwithstanding Section 3.1(a) hereof, the capital stock of Merger Subsidiary shall be converted in the Merger into the following:

           (x)  484,334 shares of Common Stock of the Surviving Corporation;

           (y) subject to Section 6.11 hereof, 1,833,792 shares of Series A Preferred; and

           (z) Warrants to acquire 1,833,792 shares of Surviving Corporation Common Stock; and

        (B) all shares of Company Common Stock purchased by Merger Subsidiary in the Offer shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor."

    5.  All references to the "Bank Commitment Letter" in Sections 4.20, 6.8 and
6.10 of the Merger Agreement shall be deemed to be references to the "Revised Bank Commitment Letter."

    6. The proviso at the end of Section 8.3(a) of the Merger Agreement is hereby amended to read in its entirety as follows: "; PROVIDED, HOWEVER, that all costs and expenses related to the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, as well as all costs and expenses payable pursuant to the Revised Bank Commitment Letter, shall be borne by the Company."

    7.  Section 8.3(b) of the Merger Agreement is hereby amended by
(i) changing the figure $2.5 million therein to $4.0 million and (ii) changing the figure $1.25 million therein to $2.0 million.

    8. Clause (iii) of the third paragraph of Annex A to the Merger Agreement is amended to read in its entirety as follows:

        "(iii) the Company and, if necessary, Merger Subsidiary, have not received the proceeds of the Financing contemplated by the Revised Bank Commitment Letter or other financing which is on terms substantially similar to those set forth in the Revised Bank Commitment Letter which, together with the proceeds of the Unit Purchase Agreement, is sufficient to finance
    (x) the purchase of the Shares pursuant to the Offer, (y) the payment of the Merger Consideration pursuant to the Merger, and (z) the fees and expenses required to be paid by the Company in connection with the transactions contemplated by the Agreement, or"

    9. Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

    10. Except as amended hereby, the Merger Agreement shall remain in full force and effect in all respects and, except to the extent the context of the Merger Agreement otherwise requires, each reference in the Merger Agreement to the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

    11. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be entirely performed within such state.

    12. This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment.

    IN WITNESS WHEREOF, the Company, Acquisition Company and Merger Subsidiary have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       GLEASON CORPORATION

                                                       By:  /s/ EDWARD J. PELTA
                                                            -----------------------------------------
                                                            Name: Edward J. Pelta
                                                            Title: Vice President, General Counsel and
                                                                 Secretary

                                                       TORQUE ACQUISITION CO., L.L.C.

                                                       By:  /s/ SANDER M. LEVY
                                                            -----------------------------------------
                                                            Name: Sander M. Levy
                                                            Title: President

                                                       TORQUE MERGER SUB, INC.

                                                       By:  /s/ SANDER M. LEVY
                                                            -----------------------------------------
                                                            Name: Sander M. Levy
                                                            Title: President